SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                            _____________________

                                   FORM 8-K


                                CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) 	January 24, 2001

                            Berry Petroleum Company
             (Exact name of registrant as specified in its charter)

   Delaware				                  1-9735		                   		77-0079387
(State or other               (Commission                    IRS Employer
jurisdiction of                File Number)                Identification No.
incorporation)


         28700 Hovey Hills Road, P.O. Box 925, Taft, CA  93268
               (Address of principal executive offices)

Registrant's telephone number, including area code              (661) 769-8811


                                   N/A
       (Former name or former address, if changed since last report)














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Item 5. Other Events

     Berry Petroleum Company ("Berry" or "Company") owns three gas-fired co-generation facilities located on its oil producing properties. These facilities generate electricity (of which a small portion is used by Berry in its oil producing operations) and steam (which the Company uses for injection into the oil reservoir to produce its heavy oil). The majority of its electricity is sold under contract to either Southern California Edison Company (Edison) or Pacific Gas and Electric Company (PG&E), collectively the "Utilities". The Company is paid for its electricity approximately 30 to 35 days after the end of each delivery month.

     As of January 24, 2001, the Company is owed $1.7 million by Edison for November power deliveries. The Company has notified Edison that Edison is in breach of the Power Purchasing Agreements (PPA's) as a result of this delinquent payment. For December electricity sales, the Company is owed
$4.4 million from Edison and $6.6 million from PG&E for a combined total of $11 million. These funds are due to the Company in early February and the timely receipt thereof is very doubtful. The Company continues to supply power under its PPA's and under the current pricing formula (which is cost-based) anticipates electricity sales for January to approximate $12 million in total (PG&E - $7.0 million and Edison - $5.0 million). The Company is a member of a group of qualifying facility generators (QFs) which is currently negotiating an agreement with the Utilities whereby the QFs forbear their power payment collections until April 1, 2001 for power generated and delivered, but unpaid, in 2000 and for January 2001. The agreement is subject to a number of conditions, including legislative and regulatory actions. There is no assurance that such conditions will be met nor that any negotiated agreement will be executed.

     Both Utilities have recently filed Form 8-Ks and/or press releases which have described their liquidity shortfall related to California's electricity crisis. If either, or both, Edison or PG&E file for bankruptcy or are unable to ultimately meet their financial obligations, the non-receipt of funds due from power sales could result in measures that would significantly and adversely affect Berry Petroleum Company's operational and financial results for 2001, and possibly the financial results for the fourth quarter of 2000 and for the year ended December 31, 2000. Presently, the Company has significant financial resources available to endure this crisis. Due to significant uncertainty as to the scope and timing of a resolution of the credit crisis of the Utilities and the resulting impact to the Company, it may become necessary for the Company to postpone the release of its fourth quarter and year end 2000 financial results.

     The Company has consistently and reliably delivered power under its existing PPA's and at prices solely based on costs required to generate power. While numerous outcomes to this electricity crisis in California are possible, Berry cannot predict what outcomes may materialize, when they may materialize or the effects they may have on Berry's operations. Berry will continue to coordinate all aspects of its business to maximize the economics of its oil production, including, but not limited to, constantly monitoring the continuing viability of its cogeneration operations.

The Company is hereby providing the following summary of its cogeneration facilities:

                                                                                 Average       Average
                                                                  Run Time       megawatts     barrels of
                                      Date Placed    Contract    under Berry     delivered      steam
  Location   Contract(1)   Territory  In Service    Expiration   Ownership(2)    for sale(3)    delivered(3)
Placerita
  Placerita  I     SO2      Edison       3-1990       3-2009         > 97%	        16.7/hour       6,112/day

  Placerita II 	   SO2      Edison       5-1990       5-2002         > 96%         16.4/hour       6,404/day

South Midway-Sunset
  Cogen 18         SO2      PG&E        12-1987       1-2002         > 98%         14.3/hour       6,350/day

  Cogen 38         SO1      PG&E        12-1986       1-2012         > 95%         34.5/hour      15,115/day

(1) SO is for "Standard Offer".
(2) Placerita since February, 1999; Cogen 18 since November, 1996; Cogen 38 since August, 1995.
(3) Approximate average for 2000 based on 366 day year.

                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: /s/January 24, 2001           Berry Petroleum Company



                                  By: /s/ Ralph J. Goehring
                                      Ralph J. Goehring
                                      Senior Vice President &
                                      Chief Financial Officer



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